Exhibit 99.1

News Release

Contacts:
David P. Southwell
Chief Financial Officer
Sepracor Inc.

Jonae R. Barnes
Vice President
Investor Relations
Sepracor Inc.
(508) 481-6700

SEPRACOR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005 RESULTS

Sepracor Reports First Profitable Year; 2005 Product Revenues Increase by 116% Over 2004

MARLBOROUGH, Mass., January 31, 2006 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the fourth quarter and full year 2005.

For the three months ended December 31, 2005, Sepracor’s consolidated revenues were approximately $311.1 million, of which revenues from Sepracor’s pharmaceutical product sales were approximately $302.9 million (XOPENEX® brand levalbuterol HCl Inhalation Solution revenues were $146.0 million, XOPENEX HFA™ brand levalbuterol tartrate Inhalation Aerosol revenues were $12.0 million and LUNESTA™ brand eszopiclone revenues were $144.9 million). Net income for the fourth quarter of 2005 was approximately $37.2 million, or $0.32 per diluted share. These consolidated results compare with consolidated revenues of $131.4 million, of which revenues from Sepracor’s pharmaceutical product sales (XOPENEX Inhalation Solution) were approximately $117.2 million, and a net loss of $33.7 million, or $0.33 per diluted share, for the three months ended December 31, 2004.

For the year ended December 31, 2005, Sepracor’s consolidated revenues were approximately $820.9 million, of which revenues from Sepracor’s pharmaceutical product sales were approximately $769.7 million (XOPENEX Inhalation Solution revenues were $428.5 million, XOPENEX HFA revenues were $12.0 million and LUNESTA revenues were $329.2 million). Net income for the year ended December 31, 2005 was approximately $5.0 million, or $0.04 per diluted share. These consolidated results compare with consolidated revenues of $380.9 million, of which revenues from Sepracor’s pharmaceutical product sales (XOPENEX Inhalation Solution) were approximately $319.8 million, and a net loss of $295.7 million, or $3.21 per diluted share, for the year ended December 31, 2004. Included in the net loss for the year ended December 31, 2004, was a charge of approximately $69.8 million, or approximately $0.76 per share, representing inducement costs incurred in connection with the conversion of convertible subordinated notes into shares of Sepracor common stock.

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As of December 31, 2005, Sepracor had approximately $976 million in cash and short- and long-term investments.

“The year 2005 was a year of significant growth for Sepracor and its stakeholders. It marks our first profitable year, aided by the successful launch in April of LUNESTA brand eszopiclone for the treatment of insomnia. In December, we expanded our XOPENEX franchise with the launch of XOPENEX HFA, a metered-dose inhaler (MDI) for the treatment or prevention of bronchospasm,” said Timothy J. Barberich, Chairman and Chief Executive Officer of Sepracor. “We also submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for arformoterol, a nebulized long-acting beta-agonist for the treatment of chronic obstructive pulmonary disease (COPD), advanced our early-stage pipeline of pharmaceutical products, and presented and published data related to our LUNESTA and XOPENEX product franchises.  We are proud of our successes during the past year. With these accomplishments, we believe we have positioned Sepracor for continued growth and profitability for 2006.”

Financial Guidance

For fiscal year 2006, Sepracor is guiding to overall revenues of $1.275 billion, basic earnings per share of $1.70 and diluted earnings per share of $1.50.  Further financial detail will be provided on the webcast beginning at 8:30 a.m. ET.

Strong Growth From Commercialized Products

LUNESTA™ brand eszopiclone – “The launch of LUNESTA in April 2005 marked a turning point for Sepracor. LUNESTA is our second commercialized product focused on a market served principally by primary care physicians. It offers health care providers an important treatment option for the millions of patients suffering from insomnia,” said William J. O’Shea, President and Chief Operating Officer of Sepracor.  “LUNESTA’s product profile has been established through extensive clinical research, including the only published data demonstrating safe and effective long-term use of an insomnia treatment administered nightly for six months.  We believe that LUNESTA’s profile, combined with our patient and physician insomnia education campaign, have contributed to LUNESTA’s success.”

During the nine months in which LUNESTA was available during 2005, revenues of LUNESTA were $329.2 million.

Sepracor has conducted two long-term (six months), placebo-controlled studies of LUNESTA.  These landmark studies provide support for LUNESTA’s label indications for both long- and short-term use, in the treatment of both sleep onset insomnia (difficulty falling asleep) and sleep maintenance insomnia (difficulty sleeping through the night).  Available in 1 mg, 2 mg and 3 mg dosage strengths, LUNESTA is approved for treatment of adult and elderly patients.

Sepracor has continued to study LUNESTA. In 2005, Sepracor completed four Phase IIIB/IV studies of the product in patients experiencing insomnia with or without co-existing conditions.  These studies included:

•                  Second Six-Month Study – An 828-patient, double-blind, placebo-controlled, six-month safety and efficacy study that included a two-week discontinuation phase that showed no evidence of treatment-related rebound insomnia or withdrawal symptoms.  This was the second long-term, six-month, placebo-controlled study that Sepracor conducted for LUNESTA.  Results were presented at the American Neurological Association annual meeting in September.

•                  Insomnia-Depression Study – A 545-patient, double-blind, placebo-controlled study evaluating safety and efficacy of LUNESTA in patients with insomnia and co-existing Major Depressive Disorder.  This study evaluated the effect of LUNESTA in combination with the antidepressant fluoxetine and included both sleep and depression endpoints.  Results were presented at the American Psychiatric Association and Associated Professional Sleep Societies annual meetings in 2005.

•                  Insomnia-Perimenopause Study – A 410-patient, double-blind, placebo-controlled study evaluating safety and efficacy of LUNESTA in menopausal and perimenopausal women experiencing insomnia.  The study included standard evaluations of sleep onset and sleep maintenance as well as evaluations of menopausal symptoms.  Results were presented at the North American Menopause Society annual meeting in September.

•                  Insomnia-Rheumatoid Arthritis Study – A 153-patient, double-blind, placebo-controlled pilot study assessing safety and efficacy of LUNESTA in patients suffering from rheumatoid arthritis.  The study evaluated both insomnia and rheumatoid arthritis symptoms.  Results of this study were presented at the American College of Rheumatology annual meeting in November.

Analyses examining potential pharmacoeconomic benefits associated with use of LUNESTA in long-term treatment of insomnia were also presented in 2005.  These analyses were conducted using LUNESTA clinical trial data. The results were presented at the 10th Annual International Society for Pharmacoeconomics and Outcomes Research Meeting in May.

An estimated 100 million adult Americans suffer from either chronic or occasional insomnia.1 Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.  Insomnia can be a serious condition. If left untreated, it may become progressively worse and in turn potentially affect a person’s emotional, mental and physical health.

XOPENEX® brand levalbuterol HCl Inhalation Solution – XOPENEX Inhalation Solution revenues increased by 34 percent in 2005 versus 2004, reaching $428.5 million for the full year 2005.  Indicated for treatment or prevention of bronchospasm in patients with reversible obstructive airway disease such as asthma, XOPENEX Inhalation Solution is marketed in 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.  Reversible obstructive airway disease includes respiratory disorders such as asthma and COPD.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

In 2005, Sepracor presented XOPENEX Inhalation Solution clinical data at various medical society meetings, including the American College of Chest Physicians in November at which data from a 209-patient, double-blind, placebo-controlled study assessing the effect of XOPENEX Inhalation Solution in the treatment of bronchospasm associated with COPD were disclosed.

XOPENEX HFA™ brand levalbuterol tartrate Inhalation Aerosol MDI – In March 2005, the FDA approved Sepracor’s NDA for XOPENEX HFA (hydrofluoroalkane) MDI.  Sepracor launched XOPENEX HFA in December 2005, and revenues for XOPENEX HFA were approximately $12.0 million in 2005 due principally to stocking of the product.  XOPENEX HFA MDI is a portable, hand-held device consisting of a pressurized canister containing medication and a mouthpiece through which the medication is inhaled. Indicated for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, XOPENEX HFA complements the XOPENEX Inhalation Solution product line and provides patients with a portable means of administering XOPENEX.

In the fourth quarter of 2005, Sepracor expanded its sales force for the launch of XOPENEX HFA.  An additional 175 respiratory-focused sales professionals were hired to support the introduction of this new product to respiratory specialists including allergists and pulmonologists, as well as pediatricians and hospitals.  These additional sales professionals complement the sales force that has been detailing XOPENEX Inhalation Solution and LUNESTA, providing added depth of coverage to health care providers who have not been routinely detailed during the past year.

Sepracor presented scientific data on the use of XOPENEX HFA in pediatric patients 4 to 11 years of age who experienced bronchospasm associated with asthma.  The results of this 150-patient, four-week, randomized, double-blind, placebo-controlled study were presented at the American College of Allergy, Asthma and Immunology annual meeting in November and were included in the FDA’s review of the XOPENEX HFA NDA.

Approximately 95 percent of short-acting beta-agonist inhalers sold in 2005 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information.  Under provisions in the Montreal Protocol on Substances that Deplete the Ozone Layer, an international agreement that requires the phase-out of substances that deplete the ozone layer, MDIs containing CFC propellants qualify for removal from the marketplace.  In March 2005, the FDA issued its final rule for removal of the essential use exemption for albuterol, which currently permits use of CFC-containing albuterol inhalers despite environmental concerns.  Under the rule, all production and sales of albuterol CFC MDIs in the U.S. are required to cease by the end of 2008.  The XOPENEX MDI uses HFA technology and does not contain a CFC propellant.

Currently, the U.S. short-acting bronchodilator MDI market potential, at XOPENEX HFA branded prices, is approximately $2.9 billion.

Sepracor Pipeline Progress

New Drug Application under FDA Review

“In December 2005, Sepracor achieved another significant milestone with the submission of the arformoterol tartrate inhalation solution NDA to the FDA as a long-term maintenance treatment for patients with COPD,” commented Mr. Barberich.  “Arformoterol is the first long-acting bronchodilator to be developed in an inhalation solution for use with a nebulizer. If approved, it has the potential to provide a meaningful benefit to patients who find that a nebulizer is easier for them to use than other delivery methods.”  A nebulizer is a machine that converts liquid medication into a fine mist that is inhaled through a mask; other long-acting bronchodilators currently available are formulated in dry-powder inhalers or metered-dose inhalers.

Sepracor completed more than 100 preclinical and 16 clinical studies of arformoterol involving more than 2,000 patients. Among the clinical studies conducted were two 12-week pivotal studies, each with more than 700 patients, as well as a large-scale, 12-month safety study. In Phase III studies, patients treated with arformoterol demonstrated a statistically significant improvement in FEV1, which is a test of lung function, versus those patients administered placebo.

Under the Prescription Drug User Fee Act, the FDA has 60 days after submission to review an NDA in order to determine if the application may be filed. The filing of an application means that the FDA has made a threshold determination that the application is sufficiently complete to permit a substantive review.

According to the National Center for Health Statistics, COPD is the fourth leading cause of death in the U.S., and in 2003, an estimated 11 million adults in the U.S. had COPD. Approximately 24 million adults have evidence of impaired lung function, which may indicate that COPD is under-diagnosed, according to the National Heart, Lung, and Blood Institute (NHLBI). COPD is a slowly progressive disease of the airways that is characterized by a gradual loss of lung function. According to the NHLBI, COPD includes chronic bronchitis, chronic obstructive bronchitis and emphysema, as well as combinations of these conditions.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators, including the combination product ADVAIR®, was approximately $5.2 billion in 2005, according to IMS Health information.

Phase I and Preclinical Development

SEP-225289 – In October 2005, Sepracor initiated a Phase I, single-blind, randomized, placebo-controlled safety, tolerability and pharmacokinetic clinical study for SEP-225289, a serotonin, norepinephrine and dopamine reuptake inhibitor (SNDRI), for the treatment of major depressive disorder. SEP-225289 has a triple mechanism that appears to be highly potent yet have a balanced action across the three monoamine systems.

According to the National Institutes of Health, major depression is one of the most common chronic conditions as approximately 18 million Americans have a depressive disorder in any given year. Major depression is described as when five or more symptoms of depression are present for at least two weeks. These symptoms include feeling sad, hopeless, worthless or pessimistic.  In addition, people with major depression often have behavior changes, such as new eating and sleeping patterns.  Evidence suggests that between 29 percent and 46 percent of depressed patients fail to fully respond to antidepressant treatment with marketed drugs.2   According to IMS Health information, the U.S. market for prescription antidepressants was approximately $10.1 billion in 2005.

SEP-227162 – In 2006, Sepracor plans to file an Investigational New Drug Application for SEP-227162, a serotonin and norepinephrine reuptake inhibitor (SNRI).  Sepracor intends to investigate SEP-227162 for the treatment of depression.  Other dual reuptake inhibitors have been shown in studies to be successful in treating depression.

Partnered Programs

Sepracor continues to earn royalties on sales of out-licensed antihistamine products.  These include:

•                  ALLEGRA® brand fexofenadine HCl – Marketed by sanofi-aventis, Sepracor earns royalties in countries outside the U.S. where Sepracor holds patents relating to fexofenadine, including Japan, Europe, Canada and Australia.

•                  CLARINEX® brand desloratadine HCl – Marketed by Schering-Plough Corporation, Sepracor earns royalties on sales of all formulations of CLARINEX in the U.S. and other countries where Sepracor holds patents relating to desloratadine.

•                  XYZAL®/XUSAL™ brand levocetirizine – Marketed by UCB, Sepracor earns royalties on sales of levocetirizine in European countries in which the product is sold.

In 2005, royalty revenue for these products was approximately $51.2 million.

Corporate Update

In September 2005, Sepracor announced that the FDA received an abbreviated new drug application (ANDA) from Breath Limited for a generic version of levalbuterol hydrochloride inhalation solution.  Breath Limited’s submission includes a Paragraph IV certification alleging that Sepracor’s patents listed in the Orange Book for XOPENEX Inhalation Solution are invalid, unenforceable or not infringed by Breath Limited’s proposed product.  Sepracor has filed a civil action against Breath Limited for patent infringement. Should Sepracor successfully enforce its patents, ANDA approval will not occur until expiration of the applicable patents. Otherwise, ANDA approval will be stayed for 30 months or until a court decides that Sepracor’s patents are invalid, unenforceable or not infringed, whichever is earlier.  In January 2006, Sepracor announced that it had received notice of a second ANDA, which was submitted to the FDA by Dey, L.P.

Research Collaboration

In January 2005, Sepracor announced a research and development collaboration with ACADIA Pharmaceuticals Inc. to investigate potential clinical candidates resulting from ACADIA’s extensive medicinal chemistry and discovery platform against a broad array of selective muscarinic receptors (receptors that respond to acetylcholine, a neurotransmitter in the central nervous system). The partnership also includes an option to select a preclinical compound from ACADIA’s 5-HT2A program for use in combination with LUNESTA for sleep-related indications.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and expected commercial launch of arformoterol and the company’s other pharmaceuticals under development; the safety, efficacy, potential benefits and commercial success of LUNESTA brand eszopiclone, XOPENEX Inhalation Solution, XOPENEX HFA and all of the company’s pharmaceutical candidates; and expectations with respect to collaborative agreements, the ANDA approval process, the enforceability of Sepracor’s patents and Sepracor’s future growth and profitability. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction of Sepracor’s products; Sepracor’s ability to fund and the results of further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others and the success of challenges by others of the scope of Sepracor’s patents; the clinical benefits of the company’s products; the commercial success of Sepracor’s products; changes in the use and/or label of LUNESTA; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; the outcome of two class action lawsuits pending against Sepracor; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

1                  Extrapolated to current population from 2000 census based on Ancoli-Israel et al. SLEEP. 1999;22 (suppl 2):S347-S353

2                  Fava M, Davidson KG. Definition and epidemiology of treatment-resistant depression. Psychiatr Clin North Am 1996; 19:179-200

Lunesta and Xopenex HFA are trademarks and Xopenex is a registered trademark of Sepracor Inc. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme. Advair is a registered trademark of Glaxo Group Limited.

For a copy of this release or any recent release,

visit Sepracor’s web site at www.sepracor.com.

In conjunction with this fourth quarter and full-year 2005 results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on Jan. 31, 2006.  To participate via telephone, dial 973-582-2749, referring to access code 6909572.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A .pdf file of the slides will also be made available in the For Investors section of the web site just prior to the start of the webcast.  A replay of the call will be accessible by telephone after 11:00 a.m. ET and will be available for approximately one week. To replay the call, dial 973-341-3080, access code 6909572. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues:

Product sales	$302,937	$117,153	$769,685	$319,781
Royalties and other	8,162	14,198	51,243	61,096
Total revenues	311,099	131,351	820,928	380,877

Cost of revenue	26,820	12,091	67,431	35,427

Gross margin	284,279	119,260	753,497	345,450

Operating expenses:
Research and development	40,432	38,857	144,504	159,974
Sales and marketing (A)	200,162	104,188	586,179	357,820
General and administrative and patent costs	10,187	7,947	39,387	30,345
Total operating expenses	250,781	150,992	770,070	548,139

Income (Loss) from operations	33,498	(31,732)	(16,573)	(202,689)

Other income (expense):
Interest income	9,016	3,752	27,462	8,470
Interest expense	(5,840)	(5,846)	(23,368)	(23,646)
Other income (expense), net	600	573	(79)	482
Gain on sale of short-term investment (B)	—	—	18,345	—
Loss on debt redemption	—	—	—	(7,022)
Debt conversion expense (C)	—	—	—	(69,768)
Total other income (expense)	3,776	(1,521)	22,360	(91,484)

Equity in investee gain (loss)	44	(472)	(665)	(1,485)

Income (loss) before income taxes	$37,318	$(33,725)	$5,122	$(295,658)

Income taxes	151	—	151	—

Net income (loss)	$37,167	$(33,725)	$4,971	$(295,658)

Earnings (loss) per common share - basic	$0.35	$(0.33)	$0.05	$(3.21)

Earnings (loss) per common share - diluted	$0.32	$(0.33)	$0.04	$(3.21)

Weighted average shares outstanding - basic	105,669	103,258	104,839	92,017

Weighted average shares outstanding - diluted	117,985	103,258	118,162	92,017

(A)      Included in the expenses for the twelve months ended December 31, 2004 is a charge of $30,671 related to the termination of the Ross agreement for the co-promotion of Xopenex.

(B)        Gain on sale of Vicuron shares resulting from Pfizer acquisition of Vicuron.

(C)        Represents inducement costs incurred from the exchange of convertible subordinated debt into shares of Sepracor common stock.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	December 31,	December 31,
	2005	2004

ASSETS

Cash, short and long-term investments	$976,201	$833,912
Accounts receivable, net	140,465	68,914
Inventory	38,951	13,086
Property, plant and equipment, net	72,467	70,860
Investment in affiliate	5,829	5,535
Other assets	41,247	46,811

Total assets	$1,275,160	$1,039,118

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$199,616	$132,473
Other liabilities (A)	76,923	72,485
Debt payable	3,290	4,455
Convertible subordinated debt	1,160,820	1,160,820
Total stockholders’ equity (deficit)	(165,489)	(331,115)

Total liabilities and stockholders’ equity (deficit)	$1,275,160	$1,039,118

(A)      Included at December 31, 2004 is $31,620 related to the termination of the Ross agreement for the co-promotion of Xopenex

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